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                                                                    EXHIBIT 99.1


                    SIMCALA RELEASES 1998 FINANCIAL STATEMENT


(Mt. Meigs, Alabama - March 31, 1999) -- Simcala, Inc., today reported a net loss for the three months ended December 31, 1998 of $600,000. This compares with net income of $2.2 million for the same period last year. For the full year ended December 31, 1998, the company reported a net loss of $2.8 million, compared to a net income of $6.4 million for the year ended December 31, 1997. Cravey, Green & Wahlen, an Atlanta-based investment partnership, acquired Simcala on March 31, 1998.

The company attributed its results to declines in silicon metal prices and lower production volumes coupled with higher acquisition related non-cash charges for depreciation and amortization and higher interest expense. "The crisis in Asia had a far greater impact on our markets in 1998 than anticipated," said Ed Boardwine, President and CEO of Simcala. "Not only did prices reduce substantially in the volatile secondary aluminum market, but prices were softer in the more stable primary aluminum market as well. The softness in this market can be attributed to non-traditional importers, such as South Africa and Australia, competing in the U.S. for volume in order to capitalize on their home country currency devaluation." Mr. Boardwine also said that overall silicon metal market fundamentals are still good, although this short-term market disruption is painful to manufacturers.

The company also encountered production problems during 1998. "Our fourth quarter results improved significantly from the results for the third quarter," said Mr. Boardwine. "Our ability to resolve the production problems we experienced in the third quarter was critical to this improvement." According to Mr. Boardwine, Simcala's continued focus on cost control added to the improved financial results in the fourth quarter. "We will continue our operating programs aimed at increasing our volume. We want to avoid a repeat of the production problems so that we achieve maximum volume output in 1999 since we continue to be in a position to sell everything we produce," he said.

Net income for Simcala was also impacted by higher levels of interest expense, depreciation and amortization. These increased expenses stemmed from higher debt levels associated with the acquisition together with restatement of certain assets on the company's balance sheet, also associated with the acquisition.

Simcala is one of the world's largest and lowest cost producers of silicon metal. It is owned by Atlanta-based Cravey, Green & Wahlen, one of the oldest and most successful private equity firms specializing in acquisitions in the Southeastern United States. CGW acquired Simcala through CGW Southeast Partners III, L.P. investment fund which was formed to make equity and equity-related investments in acquisitions of middle-market businesses primarily in the Southeast.

Certain statements in this press release, particularly regarding anticipated future financial performance, business prospects, capital expenditures, growth and operating strategies, and similar matters, and statements preceded by, followed by or that otherwise include the words "may," "would," "could," "will," "believes," "expects," "anticipates," "plans," "intends,"


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"estimates," or similar expressions constitute forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties. The following important facts may affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements: the Company's significant leverage and debt service requirements; restrictive covenants in the Company's debt agreements; the loss of business from a key customer; the Company's dependence on its supply of electrical power; increasing levels of competition in the Company's industry; the maintenance of effective silicon metal anti-dumping legislation; changes in the demand for, and the pricing of, silicon metal; the Company's retention of key personnel; changes in the price of silicon metal; the inability of the Company, or its major customers or suppliers, to resolve the Year-2000 issue in a manner that does not have a material adverse effect on the business, operations or revenues of the Company; changes in accounting policies and practices; and other risks identified from time to time in the Company's SEC reports.